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                                                                   EXHIBIT 10.14


                          MEMORANDUM OF UNDERSTANDING
                              BETWEEN TVN AND NMN

This Memorandum of Understanding ("MOU") sets forth the overall objectives and principal terms of a business relationship between TVN Entertainment Corporation ("TVN"), a Delaware corporation, and New Media Network, Inc., ("NMN"), a Delaware corporation, whereby TVN will acquire a majority stock interest in NMN for cash and services to be provided by TVN to NMN.


RECITALS:

 . NMN is a privately held company which is designing and plans to deploy a system utilizing state-of-the-art technology to deliver and sell entertainment products such as music, movies and games (the "NMN System"). NMN is currently negotiating with the major music labels and distributors to obtain initial licenses for the delivery of their music content in one or more technical and marketing tests of this system and technology. The founders and principal shareholders of NMN are Alan Morelli ("AEM") and Ian Duffell ("IWD"), the Company's Chairman and President/CEO, respectively (collectively, the "current NMN Shareholders" herein).

 . Through a newly developed retail store format and website model, NMN will demonstrate its System at initial flagship stores which will contain a vast array of titles, samples, reviews and news exceeding that currently offered in the largest retail stores. NMN stores as small as 2500 square feet will be able to offer the same inventory as is available over the NMN website. NMN will also seek to generate revenues from the NMN System through strategic marketing relationships.

 . NMN will exploit new technologies to enable stores to offer a vast selection of titles without the need to maintain large inventories or lease large retail locations. Each retail store will feature an array of multimedia stations linked to NMN's digital storage and retrieval system ("NMN System"). Customers will access the database via an easy-to-use touchscreen interface which replicates NMN's website, with the opportunity to sample a majority of the titles in the NMN System database, including both new releases and titles form older catalogues. Customers will make selections and place orders to manufacture titles on demand. Ultimately, customers will be able to select their preferred format, whether a CD, DVD or other media-playing format, from an NMN station located right in the store.

 .  NMN intends to use the name "Grooveshop" to establish its brand with a distinctive logo to be used in conjunction with its pending GROOVE.SHOP and GROOVESHOP.COM trademarks. To create awareness for its brand name and logo, NMN plans to align itself with a select number of leading music and film artists in
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   order to enhance its success. NMN also plans to utilize its unique in-store
   NMN Server to promote emerging artists through a "Fresh Tracks" service.

 . TVN owns and operates a multi-channel pay-per-view ("PPV") satellite television network which provides PPV movies, events and other programming in analog and digital formats to affiliated cable operators and to C-band home satellite dish owners all across the U.S. TVN distributes and exhibits all the newly released, top grossing PPV movies from the major film studios and independent film distributors, championship boxing, wrestling and other sports, live concerts, special event entertainment, live home shopping and infomercial programming.

 . TVN also markets its "TVN Digital Cable Television" ("DCTV") proprietary digital pay-per-view programming and turn-key digital delivery and transactional systems to affiliated cable operators, whose subscribers order TVN PPV movies and events using their home telephone or remote control which interfaces with TVN's conditional access and high speed ANI and impulse transaction processing.

 . TVN and its affiliates are developing various electronic commerce ("e-com"), video, Internet and interactive ("IA") applications and services to offer home shopping, IP telephony, high speed Internet access, banking, music, games, education, health, stock market and transactional services (i) via cable/broadband using cable television head-end equipment for reception and retransmission of digital video, audio and data signals to digital set-tops or similar receiver/decoder devices, (ii) via the Internet and World Wide Web and (iii) via satellite.


TVN ACQUISITION OF NMN STOCK:

 . TVN will purchase from NMN common stock (approximately 19.95 million shares), equal to 60% of NMN's fully diluted stock (including all issued and outstanding classes of stock and all stock options and warrants) for the sum of $6.0 Million, payable to NMN by TVN as follows: $2.0 Million in cash, with the $4.0 Million balance paid by TVN services to be provided to and utilized by NMN (the "TVN Services") including, but not limited to, the following:

               - satellite service; playback, encryption, uplink and encryption services; digital server storage; transactional services such as customer service, billing, license fee administration, marketing and management reports; interactive and e-commerce applications for the NMN Service; office space, legal and accounting services as available; and such other services as TVN can provide and NMN desires to obtain from TVN.

 . The TVN Services will be the subject of a separate Service Access and Transponder Use Agreement ("SATU Agreement") to be entered into by the parties as a condition

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   to closing, and will be utilized by NMN on an "as needed" (draw-down) basis, with a credit applied against the $4.0 Million balance for each NMN use/draw-down of TVN Services, until fully utilized. The SATU Agreement will specify in greater detail the TVN Services available for utilization by NMN, and the draw-down rate applicable for such Services. NMN shall determine which TVN Services it will acquire, the prices for which will be on a most favored nations basis with those charged to other comparable service providers who utilize such TVN Services. The TVN Services will be provided by TVN to NMN over a three (3) year period, with not less than $1.0 Million of TVN Services to be utilized by NMN in year 1 and $1.5 Million in each of years 2 and 3.

 . $1.5 Million of the cash will be paid by TVN in installments, drawn down as requested by NMN as needed to meet the cash funding requirements of the Board approved Business Plan, with a mutually agreed part of the funding to be provided immediately upon closing as needed for operations.

 . From the cash paid to NMN by TVN, $500,000 will be paid by NMN to AEM promptly after the closing as a partial payment of NMN's loan obligation owed to AEM, in consideration of which AEM agrees to extend payment of the approximately $800,000 balance (approximately $150,000 of which is escrowed as security for the Santa Monica office lease, which will be paid to AEM from such escrow in accordance with its terms) owing on such loan obligation (including accrued interest at 8.6% per annum) to the last day of the 24th month from the date of closing, such payment extension to be documented in form acceptable to TVN and AEM, including provision for removal of existing restrictive covenants, but with the UCC security interest remaining in place until such time as the loan is paid off, or mutually acceptable substitute security is provided by NMN or TVN.


NMN SYSTEM TECHNICAL TEST AND MARKETING TRIAL:

 . NMN will conduct a technical test and marketing trial of its NMN Service at two pilot retail store locations to be approved post-closing by NMN's Board of Directors ("NMN Test"), the first of which is tentatively planned to begin during the first calendar quarter of the year 2000. NMN will install its NMN System at each pilot location for use in the technical test, with the subsequent marketing trial anticipated to begin 90 days after successful completion of the technical test.

 . NMN will dedicate its best efforts to install and implement the NMN System at each such pilot store location and make it fully operable. After successful completion of the technical test, NMN will conduct an active sales and marketing effort, using resources and services provided by it, TVN and music content and other entertainment product distributors, for an effective marketing trial of the NMN Service, during which customers may order NMN licensed music and other NMN

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   provided entertainment products in a customer selected format, using an NMN
   Server station installed at such location.



BUSINESS OBJECTIVES:

 .  NMN and TVN will formulate and submit to TVN and the newly constituted NMN
   Board of Directors for review and approval, a revised Business Plan for NMN to implement the business objectives described herein, with pro forma financials for the business which reflects the cost savings anticipated from the TVN Services provided. NMN will be responsible for the creation of a budget, timeline, plans and milestones for the business.

 . Upon completion of the NMN Service marketing trial, the initial flagship retail stores will continue to be operated by NMN and NMN's Board of Directors will evaluate the trial results and ongoing operating results from the flagship stores in order to determine how best to proceed with full commercial deployment of the NMN Service in other NMN owned and operated store locations, as well as an NMN Internet site and via TVN's digital cable and e-commerce applications. NMN management will further develop the NMN Service and will be responsible for operations, including entertainment products and music content licensed from the creators and distributors of music and other entertainment products and content.

 . TVN will offer the NMN Service to its digital cable subscribers and web-site customers as part of the array of e-commerce and interactive services to be delivered by TVN. NMN will be the preferred music content provider, with a preferred web-site position, the license fee for which will be on a most favored nations basis with the license fees charged to other similarly situated, preferred TVN web-site service providers, and will also be credited as part of the $4.0 Million draw-down of TVN Services.

 . NMN's management team will implement the Board approved NMN Business Plan, hiring such additional qualified and experienced personnel as provided for therein, as needed to carry out the NMN Business Objectives.


NMN COMPANY STRUCTURE

 . NMN's Board of Directors will consist of five (5) Directors, two (2) appointed by current NMN shareholders and three (3) Directors appointed by TVN. One or more additional Directors may be added subsequently from mutually approved strategic partners or investors; provided, however, TVN and current NMN major shareholders shall always maintain, as between themselves, a majority of the NMN Directors.

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 .  NMN management will be responsible for day-to-day business operations, including hiring and firing of other company personnel, all under the direction and control of NMN's Board of Directors and pursuant to the Board approval Business Plan.

 .  Substantive matters which may materially deviate from the approved NMN
   Business Plan, and the addition of new NMN Directors shall require mutual consent of the NMN and TVN appointed Directors. NMN's governance provisions (whether Articles of Incorporation or By-Laws) shall contain covenants which prohibit the Directors or NMN management from taking certain actions (including but not limited to, issuance of additional units/shares, sale of units/shares, holding unscheduled Board of Directors meetings, sale of NMN, its business or any substantial part or all of its assets, incurring new debt, changing the name, nature or management of NMN's business) without the consent of NMN's Board of Directors.

 . Upon the closing, ownership of NMN shares shall be in accordance with the following percentages:

               - TVN shall own sixty percent (60%) of NMN's fully diluted outstanding shares of stock or equity units with correlative shareholder voting rights.

               - The current NMN shareholders shall own forty percent (40%) of NMN's fully diluted outstanding shares of stock or equity units with correlative shareholder voting rights.

 . Attendance by no less than four (4) such Directors, either in person or by participation via scheduled conference call, including at least one (1) Director appointed by TVN and one (1) by NMN management, shall constitute a quorum for a Director's meeting, which shall take place no less often than quarterly. Upon any such Director's resignation or inability to serve, the entity or group which appointed such Director, may appoint a replacement Director.

 . IWD and AEM will receive employment or consulting agreements from NMN on terms approved by the NMN Board in accordance with the NMN Business Plan.

 . The parties shall use commercially reasonable efforts, including TVN's investment banking relationships, to take NMN public in a manner and at a time where the best and highest valuation can be obtained for NMN shares in the initial public offering ("IPO"). In the event that an IPO for NMN shares does not occur within five (5) years from the date hereof, and one or more the current NMN shareholders (representing at least ten percent (10%) of the issued and outstanding NMN stock) desires to sell all of its/his/her NMN shares at the same time, then they may demand that NMN register their shares with the SEC for public sale (other than in an IPO of

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   NMN stock), or that they be "piggy-backed" on an NMN secondary stock registration pursuant to customary registration rights provisions, or TVN may, at its option, arrange for a third party or NMN to purchase such shares at a mutually agreed price after good faith negotiation.

 . After the closing, NMN will be recapitalized and AEM's NMN common stock will be converted into an equal number of shares of a new class of NMN interest bearing preferred stock, with (i) normal rights and preferences including optional conversion into common, (ii) dividends accruing at 8% per annum commencing one (1) year after issuance, if not previously repurchased by TVN,
   (iii) optional redemption by NMN, during a three (3) year period after issuance of the preferred stock to AEM, for $4.3 Million, plus all accrued but unpaid dividends, (iv) mandatory redemption by NMN after such three (3) year period, at AEM's option, for $2.68 Million and (v) standard liquidation and information terms.

 . TVN shall have the right, but not the obligation, to repurchase ("call") at any time during a three (3) year period following the closing, all or part of AEM's preferred stock at a price of $4.3 Million, plus accrued and unpaid dividends. The price shall be paid to AEM, at TVN's sole option, in a) cash within 15 days following NMN's or TVN's written notice to AEM of its exercise of such right, or b) in TVN stock provided TVN's stock is publicly traded on a national exchange. If the TVN shares received by AEM are not then freely tradeable securities, TVN will arrange for registration of such stock within six (6) months after the TVN stock is provided to AEM, to remedy the lack of liquidity.

 . If TVN has not repurchased all of AEM's NMN preferred stock by the end of such three (3) year period and NMN has not redeemed such shares, AEM shall have the right, but not the obligation, to have NMN mandatorily redeem all of his NMN stock only if an IPO for NMN has not occurred by then, for a price of $2.68 Million, plus all accrued but unpaid dividends. Such redemption purchase price shall be paid by NMN to AEM, at TVN's sole option a) in cash paid quarterly over a five (5) year period with interest continuing to accrue on the unpaid balance at 8% per annum, or b) in TVN stock valued as provided in the above "call" provision. Payment of such redemption purchase price shall be guaranteed by TVN, i.e., paid by TVN to AEM if NMN fails to pay when due, and shall be accelerated in the following events: an IPO for NMN, or a sale or merger of NMN, or a sale of all or substantially all of its assets.


INITIAL FUNDING FOR NMN:

 .  NMN estimates that it will require an initial cash funding commitment of $1.5
   Million ("Initial Funding") to further develop the NMN Service, which will be provided by

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   TVN's $1.5 Million cash infusion. The TVN Services will be used as needed for
   NMN Service operations as above provided.

 .  The parties anticipate that additional funding, per the approved Business
   Plan, will be needed to market and promote the NMN Service, to open additional retail locations, to develop and operate the NMN Website, and to service TVN's digital cable and e-commerce applications. The parties anticipate that such additional funding will be provided by third party loans, if obtainable; provided, however, TVN may provide such debt funding on terms substantially comparable to any firm commitment third party loans, for which TVN will receive debt instruments convertible to NMN equity. Additional funding may be provided by growth capital, which the parties expect to obtain from public market sources.

 . If subsequent NMN fundings cannot be obtained by third party loans on acceptable terms, and are available only by way of private equity funding, all shares, options or warrants which are issued in connection therewith, shall dilute all NMN shareholders prorata, in accordance with their then existing respective NMN ownership percentages.


SUBSEQUENT AGREEMENT:

A more detailed description of the parties respective rights, duties, obligations and services, consistent with the provisions of this MOU and containing such additional, customary provisions as may be agreed upon by the parties, will subsequently be set forth in a mutually acceptable and binding definitive agreement to be entered into between the parties within sixty (60) days from the date of TVN Board approval. Until such definitive agreement is mutually executed by the parties, this MOU shall govern the parties relationship.


GENERAL PROVISIONS:

All business plans and financial models, proprietary information, technology and data, and other confidential information disclosed by NMN to TVN , and by TVN to NMN shall be governed by the terms of a mutual Non-Disclosure/Confidentiality Agreement to be signed by the parties concurrently herewith. Nothing contained herein shall be deemed to constitute a grant, license, transfer, conveyance, offer or sale by one party to the other of any right, title, or interest in the assets or property of either party (including without limitation, with respect to any software or intellectual property rights, or any rights, modifications, enhancements, or derivatives of either). The parties agree that any joint or separate press releases regarding TVN's involvement in NMN shall be jointly planned and coordinated, and neither party shall issue any such press release or make

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any press announcement regarding NMN and/or the NMN Services, except as may be required by law, without the prior written approval of the other party.

NMN Management shall use its best efforts to obtain binding commitments to license music content and other entertainment products to be utilized for the NMN Test as contemplated herein and on mutually acceptable terms. The parties hereto agree that this MOU (i) shall replace and supercede any and all prior and contemporaneous understandings, agreements and/or original or amended MOU's, all of which are deemed merged herein, (ii) shall be a binding Agreement, enforceable pursuant to the terms and conditions set forth herein, (iii) may not be modified, other than in writing signed by each party and (iv) shall be interpreted and governed by the internal laws of the State of California. Neither party shall be, nor hold itself out as, the partner, joint venturer, agent or authorized representative of the other, or take any action or make any representation for or on behalf of the other party, without that party's prior written consent.

Any claims or disputes between the parties arising under or related to this MOU or any definitive agreement shall be determined by arbitration in Los Angeles under the Commercial Arbitration Rules of the American Arbitration Association, and each party acknowledges that it is hereby waiving any right it has or may have to have such claim or dispute heard or resolved by a court trial before a judge or jury.

If the terms and conditions of this MOU correctly set forth our mutual understanding and agreement, please sign below for NMN, in which event, upon obtaining approval of TVN's Board of Directors within thirty (30) days from the date this MOU is signed by the parties, this MOU will be in effect.

New Media Network, Inc.                  TVN Entertainment Corporationby:

by: /s/ Ian W. Duffel
    /s/ Alan E. Morelli                  by: /s/ Stuart Z. Levin
   --------------------------------         ---------------------------------

Name:   Ian W. Duffel                    Name:   Stuart Z. Levin
     ------------------------------           -------------------------------

Title:  President & CEO                  Title:  Chairman & CEO
      -----------------------------            ------------------------------

Name:   Alan E. Morelli
     ------------------------------

Title:  Chairman                             /s/ Alan E. Morelli
      -----------------------------      ------------------------------------
                                                 Alan E. Morelli, an individual


Date:   April 9, 1999                    Date:   April 9, 1999



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